Lithium Technology Corporation 8-K

Exhibit 99.1

Lithium Technology Corporation provides battery cells for Volkswagen Golf Variant twinDRIVE fleet test vehicles.

FAIRFAX, Virginia, July 15, 2011 - - Lithium Technology Corporation (“LTC”) (ticker symbol: LTHU) announced today that it provided battery cells to Volkswagen through its wholly-owned subsidiary, GAIA Akkumulatorenwerke GmbH (“GAIA”), as part of a project involving various parties, including Volkswagen and sponsored by the German Ministry of the Environment.  The project is called “Fleet study in electric mobility” and was presented on 28 June 2011 in Berlin. Initiated in July 2008, the project runs until June 2012 and aims to consistently utilize renewable energy sources for electrically powered vehicles. Volkswagen is providing a total of twenty of its Golf Variant twïnDRIVE plug-in hybrid electric cars as research vehicles involved in the project. The Golf Variant twïnDRIVE is enabled to travel distances of up to 57 km (35 miles) on pure electrical power and has an additional small internal combustion engine which provides for a total range of travel of about 900 km (559 miles). The German federal government is targeting one million electric vehicles in Germany by 2020.

Ten of the Volkswagen fleet test vehicles are powered by the GAIA battery cells. The GAIA battery (302V, nominal useable capacity 37 Ah per cell) consists of 86 cells and offers an energy capacity of 11.2 kWh. GAIA has also worked together with Volkswagen on the integration of the battery cells with the Battery Management System (BMS). The battery cells used by the Volkswagen vehicles have been produced at LTC's manufacturing facility located in Nordhausen, Germany.

Martin Koster, President and Chief Operating Officer of LTC, comments: "We are very pleased that Volkswagen has chosen to work with GAIA on this important project. We believe that this underlines the performance and quality of our technology which we intend to develop further together with Volkswagen and other automotive OEMs. The automotive sector is in the focus of our activities and we expect growth of this market."

For more information regarding LTC’s involvement in the project or LTC, please contact LTC’s Chief Executive Officer, Theo M.M. Kremers, at +1 571-207-9056.

About Lithium Technology Corporation, Inc.: LTC is a global manufacturer of large format Lithium-Ion cells and a provider of power solutions for diverse applications, including hybrid electric and electric vehicles, aerospace, defense, industrial and power generation. LTC is headquartered in Fairfax, Virginia and manufactures its battery cells out of its facility located in Nordhausen, Germany.

This press release contains certain “forward-looking statements” within the meaning of federal securities laws including the use of the words “expect,” “anticipate,” “estimate,” “project,” “forecast,” “outlook,” “target,” “objective,” “plan,” “goal,” “pursue,” “on track,” and similar expressions. Although LTC believes that the statements were reasonable when made, these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. LTC assumes no obligation and does not intend to update these forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of LTC’s products and services, significant changes in the competitive environment, the failure to generate or the loss of significant numbers of customers, the loss of senior management or increased government regulations.